PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 12, 1999)


                               CONOLOG CORPORATION

                        3,057,143 Shares of Common Stock

                  This document supplements the Prospectus dated April 12, 1999 relating to:

         o 1,057,143 shares of Common Stock issuable pursuant to the Consulting Agreement; and

         o 2,000,000 shares of Common Stock issuable upon conversion of the Convertible Debentures which are issuable upon the exercise of the option granted pursuant to the Option Agreement.

                  This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock is traded under the symbol "CNLG" on the Nasdaq SmallCap Market. On June 30, 1999, the closing price of the Common Stock was $1.5625.

                  In accordance with the section of the Prospectus titled "Selling Stockholders and Plan of Distribution", the following information is provided:

                           On May 5, 1999, the Option  Agreement was amended and
restated to provide:

         o for shareholder approval of the Option Agreement prior to CLOG's option being exercisable its effectiveness; and

         o that the voting power of any Conversion Shares of Clog will be voted in the same proportion as the other shares.

                           Also on May 5, 1999,  the  Consulting  Agreement  was
amended to provide:

         o for shareholder approval of the Consulting Agreement prior to its effectiveness; and

         o that the voting power of the Consulting Shares owned by Nybor will be voted in the same proportion as the other shares.

                  On June 17, 1999, at the Conolog Corporation Annual Meeting of Shareholders, the shareholders approved each of the Option Agreement and the Consulting Agreement. In addition, the shareholders also approved an amendment to the Certificate of Incorporation to change the par value of the Common Stock from $1.00 par value per share to $.01 par value per share.

                         ------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined whether this prospectus is truthful or complete.

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                     The date of this Prospectus Supplement
                                is July 1, 1999.